Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-55078, 333-157884, 333-158081 and 333-174035 on Form S-3 and Registration Statement Nos. 033-84510, 333-27201, 333-27203, 333-27205, 333-60333, 333-123829, 333-150399, 333-165151 and 333-174270 on Form S-8 of Colonial Properties Trust and subsidiaries (the “Company”) of our reports dated February 27, 2012 relating to the consolidated financial statements and financial statement schedules (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in the presentation of comprehensive income (loss), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.
/s/ Deloitte & Touche LLP

Birmingham, Alabama
February 27, 2012